Exhibit 10.11

PROMISSORY NOTE DUE DECEMBER 31, 2010

EURAND B.V.

EUR 224,276

Eurand B.V., a private company with limited liability, incorporated and existing under the laws of the Netherlands, with registered seat at Amsterdam, the Netherlands and whose business address is at Eurand B.V., Kerkstraat 232, 1511 EN OOSTZAAN, The Netherlands (the “Company”) hereby unconditionally promises to pay to Warburg Pincus Equity Partners, L.P., a limited partnership organized and existing under the laws of Delaware, having its registered office at 466 Lexington Avenue, New York, New York 10017 (“Warburg”) EUR 224,276 (Two Hundred Twenty-Four Thousand Two Hundred Seventy Six Euros) by way of wire transfer of immediately available funds to the bank accounts of Warburg.

Each payment becomes effective upon bank order for such transfer being given by the Company.

The Company also promises to pay interest (computed on the basis of a 360-day year) on such principal amount from the date hereof to and including the date this Note is paid in full at a rate per annum equal to 8.0%.  Interest shall accrue on the unpaid principal amount of this Note, compounded semi-annually, from the date of August 6, 2003.  The unpaid principal amount of this Note shall be payable on December 31, 2010.  Accrued but unpaid interest due under this Note shall be payable at the time of repayment of this Note.

The holder of this Note may at its option declare the entire principal balance of this Note, together with all accrued but unpaid interest thereon to be immediately due and payable without presentment, demand, notice, or protest (each of which is hereby waived) upon the occurrence of any one or more of the following events:

(a)           the filing of a petition by the Company for relief under any applicable insolvency law;

(b)           the filing of a petition against the Company, which remains unstayed for a period of at least sixty (60) days, for adjudication of the Company as a bankrupt under any applicable insolvency law;

(c)           the appointment of a receiver for all or any of the assets of the Company, and such receiver shall not have been dismissed within sixty (60) days;

(d)           the making by the Company of a general assignment or similar arrangement for the benefit of its creditors;

(e)           the Company admitting in writing its inability to pay its debts as they mature; and

(f) the liquidation, dissolution, or winding up of the Company or the taking by the Company of any action in furtherance of liquidation, dissolution or winding up.

This Note may be prepaid, in whole or in part, at any time at the option of the Company at a price equal to 100% of the principal amount being so prepaid plus accrued and unpaid interest on the principal amount outstanding through the date of prepayment.

Payments of principal of and interest on this Note shall be made by wire transfer in immediately available funds to the account specified in writing by the holder hereof to the Company for such purpose or in such manner and at such other place as the holder hereof shall designate in writing to the Company, in Euro.

Failure by the holder to enforce any of its rights and remedies with respect to this Note shall not constitute a waiver of these rights and remedies.  A waiver of one default, right or remedy shall not constitute a waiver of any subsequent occurrence of the same or any other default, right or remedy.

The provisions of this Note shall be binding upon the Company and its successors and assigns, and shall inure to the benefit of any holder of this Note.  If any provision of this Note is found invalid or in violation of any law or ordinance, that provision shall be severed from this Note, and shall not invalidate the remainder hereof.

This Note shall not entitle the holder hereof to any voting rights or other rights as a shareholder of the Company.

Each of the Company and the holder hereof intends to comply at all times with applicable usury laws.  If at any time such laws would render usurious any amounts due under this Note under applicable law, then it is each of the Company’s and such holder’s express intention that the Company not be required to pay interest on this Note at a rate in excess of the maximum lawful rate, that the provisions of this section shall control over all other provisions of this Note which may be in apparent conflict hereunder, that such excess amount shall be immediately credited to the principal balance of this Note, and the provisions hereof shall immediately be reformed and the amounts thereafter decreased, so as to comply with the then applicable usury law, but so as to permit the recovery of the fullest amount otherwise due under this Note.

This Note shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, without reference to the law of such State regarding conflicts of laws.

IN WITNESS THEREOF, the Company has caused this Note to be executed and delivered by its duly authorised directors, as of the day and year and place first hereunder written.

Signed on October 26, 2006

EURAND B.V.

/s/ WILLIAM J. JENKINS	/s/ A. ERDELJAN